FIRST AMENDMENT TO LOAN AGREEMENT

This First Amendment to Loan Agreement (“Amendment”) is entered into and effective this 30th day of June, 2006 by and between MGN Technologies, Inc., a British Columbia corporation (“Borrower”) in favor of Alliance Capital Ventures, LLC, a Washington limited liability company (“Lender”).

Recitals

A.

Borrower and Lender previously entered into that certain Loan Agreement dated as of March 27, 2006, (“Loan Agreement”) pursuant to which Lender loaned to Borrower the principal sum of US$400,000 on the terms and conditions set forth in the Loan Agreement and the other Loan Documents (as defined in the Loan Agreement).

B.

Borrower wishes to extend the time for repayment of the Loan, and Lender agrees to grant such extension, as provided for in this Agreement.

Agreement

NOW, THEREFORE, in consideration of the above recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Lender and Borrower hereby agree as follows:

1.

Defined Terms.  Capitalized terms used in this Agreement shall have the meaning ascribed to them in the Loan Agreement and other Loan Documents are hereby amended to conform to the terms set forth below:

2.

Amended Loan Terms.  The following amended terms with respect to the Loan shall apply, and the Loan Agreement and other Loan Documents are hereby amended to conform to the terms set forth below.

a.

Borrower shall pay to Lender on or before July 7, 2006, the sum of Ninety Thousand and no/100 Dollars ($90,000.00), which payment comprises (i) an extension fee in the amount of $44,406; (ii) interest of $40,000 on the Loan; and (iii) additional loan and administration fees of $5,594 (collectively, the “Interest and Extension Payment”).  The Interest and Extension Payment shall be paid out of funds loaned to the Company by Qualico Capital Corp. or such other source of funds as may be available to the Company on or before July 7, 2006; provided, however, that in the event Qualico Capital Corp. provides funds to the Company, whether in the form of a loan, equity, or otherwise, the Company agrees that it shall first use such funds to pay the Interest and Equity Payment and shall not use such funds for any other purpose until the Interest and Extension Payment has been paid in full.

b.

The Maturity Date shall be extended from June 26, 2006 to July 30, 2006.  The Interest and Extension Payment includes payment of all interest on the Loan through the amended Maturity Date.  On the Maturity Date, the Loan shall be due and payable. Lender shall be entitled to all remedies reserved to Lender in the event of a default under any and all of the Loan Documents if the Loan is not fully paid by the Maturity Date.

c.

Borrower agrees that the Loan shall be paid out of funds loaned to the Company by Qualico Capital Corp., Montgomery Equity Partners, LP (Cornell Group), or such other source of funds as may be available to the Company on or before June 30, 2006; provided, however, that in the event Qualico Capital Corp. or Montgomery Equity Partners, LP (Cornell Group) provides funds to the Company, whether in the form of a loan, equity, or otherwise, sufficient to pay all or a portion of the Loan, and the Company agrees that it shall first use such funds to pay the Loan and shall not use such funds for any other purpose until the Loan has been paid in full.  Notwithstanding the foregoing sentence, Borrower may use funds from the initial tranche from Qualico Capital Corp. (provided such initial tranche is $250,000 or less) to first pay the Interest and Extension Payment, and then for other purposes in the ordinary course of Borrower’s business, but any excess funds from such initial tranche and all other funds as described in the preceding sentence shall be used to pay the Loan on or before the Maturity Date.

d.

Borrower shall amend each Stock Purchase Warrant previously issued to Lender (by and through its members) to (i) increase the total number of shares that can be purchased pursuant to such stock warrants from Two Hundred Thousand (200,000) shares to Four Hundred Thousand (400,000) shares of Borrower, (ii) reduce the exercise price per share from One and no/100 Dollar (US$1.00) to 50/100 Dollar (US$0.50), and (iii) provide the right to exercise the warrants shall be sixty (60) months from the date of such amendment, as more fully described in the First Amendment to Stock Purchase Warrants to be issued with respect to each and all of the previously issued Stock Purchase Warrants.  Such amendment shall be in form satisfactory to Lender, or in Lender’s discretion, new Stock Purchase Warrants shall be issued.  Borrower shall promptly execute such amendment or newly or newly issued Stock Purchase Warrants.  Borrower shall use its commercially reasonable best efforts to include in the next registration of Borrower’s stock a sufficient number of shares so that the rights accorded to Lender (by and through its members) under the Stock Purchase Warrants, as amended, can be exercised to purchase registered and freely tradable shares, and if a sufficient number of shares cannot be registered in the next registration, then Borrower shall continue to use its commercially reasonable best efforts to register such shares as soon as possible.

3.  No Further Modification.  Except as expressly amended in this Amendment, all of the terms and conditions set forth in the Loan Agreement and the other Loan Documents shall remain unchanged, valid, binding upon the Borrower, and in full force and effect.

4.  Counterparts.  This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall be deemed to constitute one instrument.  An executed signature page provided by facsimile shall be deemed valid and binding for all purposes.

IN WITNESS WHEREOF, the parties have caused this First Amendment to Loan Agreement to be executed as of the day and year first above written.

Borrower:

MGN TECHNOLOGIES, INC.

By:	“Mark Jensen”
Name:	Mark Jensen
Title:	CEO

Lender:

ALLIANCE CAPITAL VENTURES, LLC

By:	Takano Capital, Inc.
Title:	Its manager

By:	“Michael Takano”
Michael Takano, President